Exhibit 4.21

ADDENDUM NO. 1 TO

FINANCIAL ADVISORY SERVICES AGREEMENT

This Addendum to Financial Advisory Services Agreement (this “Addendum”) is made as of this 28 day of December 2022 (“Effective Date”), by and between:

A.	A-Labs Finance and Advisory Ltd. a company duly organized and existing under the laws of Israel, having its principal place of business at 18 Duvdevan St., Kadima, Israel (“A-Labs”); and

B.	Hub Cyber Security (Israel) Ltd., a company duly organized and existing under the laws of Israel, having its principal place of business at 17 Rothschild St., Tel Aviv, Israel (together with its affiliated entities the “Company”).

A-Labs and Company shall collectively hereinafter referred to as the “Parties” or individually as a “Party”).

WHEREAS:

(A)	A-Labs and Company entered into a Services Agreement, dated July 20, 2021 (together with its exhibits, addenda and extensions the “Agreement”); and

(B)	A-Labs and Company wish to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and upon the terms and subject to the conditions set forth in the Agreement and hereinafter, the parties hereto agree as follows:

1.	Any capitalized term not defined herein shall have the respective meaning ascribed to it in the Agreement.

2.	Amendment of Agreement:

2.1.	Section 1.2 of the Agreement shall be replaced in its entirety with the following:

1.2	Introductory Services. The Company hereby engages A-Labs, for the purpose of introducing the Company to (“Introductory Services”):

1.2.1	potential investors (the “Investor/s”) for the purpose of closing a transaction under which an Investor will invest funds in the Company whether by way of debt financing, loans, equity financing or by way of CLA or SAFE, and whether done in a single investment or multiple investments, in consideration for Company’s securities; (“Financing Transaction”);

1.2.2	business partners (“Business Partners”) for the purpose of securing a commercial transaction under which a Business Partner will purchase the Company’s products and services (“Commercial Transaction”).

2.2.	Section 2.2.2 of the Agreement shall be replaced in its entirety with the following:

2.2.2	As of the December 28, 2022 for any Financing Transaction for which the funds were not invested in the Company yet (including Financing Transactions that were already executed), be issued, for no consideration, a warrant exercisable into such number of shares of the Company (of the same class issued under the Financing Transaction) equal to the Cash Consideration in NIS divided by 4.81 (“Warrant” and “Warrant Shares” respectively); the Warrant may be exercisable in whole or in several portions for a period of 4 (four) year from the date of issue; the exercise price payable for each Warrant Share is NIS 4.81 subject to customary adjustments; the Warrant may be exercised for cash or via cashless exercise.

2.3.	Section 2.4 of the Agreement shall be replaced in its entirety with the following:

2.4	Engagement. Company acknowledges that A-Labs shall be entitled to the compensation pursuant to Section 2.2 and/or Section 2.3 for:

2.4.1	Investors and/or business partners who were introduced by A-Labs; and

2.4.2	Investors and/or business partners who were not introduced by A-Labs and the agreement with them was executed before the Company’s listing on the Nasdaq stock exchange; Whether, the relevant investors and/or business partner have been approved or acknowledged by Company and irrespective of the efforts or services being exerted or performed by A-Labs.

2.4.	The following new Section 2.7 shall be added to the Agreement

2.7	Discretionary Bonus. Following consummation of a Financing Transaction and/or a Commercial Transaction and in addition to the compensation pursuant to Section 2.2 and/or Section 2.3, Company shall consider granting to A-Labs a performance bonus based on the performance of the Services by A-Labs and the outcome of the relevant Financing Transaction and/or a Commercial Transaction.

3.	All other terms and conditions set forth in the Agreement shall remain in full force and effect.

4.	This Addendum shall take effect as of the Effective Date of the Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date specified below.

/s/ Eyal Moshe		/s/ Doron Cohen

Hub CYBER Security (Israel) Ltd.		A-LABS FINANCE AND ADVISORY LTD.

By:	Eyal Moshe	By:	Doron Cohen
Title:	CEO	Title:	CEO

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